FOR IMMEDIATE RELEASE        Contact:  D.F. King & Co., Inc.
                                              (800) 628-8538


HIGH RIVER TENDER OFFERS FOR McNEIL
LIMITED PARTNERSHIPS


          New York, New York, September 29, 1995 -- High River Limited Partnership ("High River"), an affiliate of Carl C. Icahn, announced today that it is supplementing its offers to purchase (the "Offers to Purchase") regarding its tender offers for units of limited partnership interest in each of McNeil Pacific Investors Fund 1972, McNeil Real Estate Fund V, Ltd., McNeil Real Estate Fund IX, Ltd., McNeil Real Estate Fund X, Ltd., McNeil Real Estate Fund XI, Ltd., McNeil Real Estate Fund XIV, Ltd., McNeil Real Estate Fund XV, Ltd., McNeil Real Estate Fund XX, L.P., McNeil Real Estate Fund XXIV, L.P. and McNeil Real Estate Fund XXV, L.P. The supplements are being delivered for mailing to unitholders. High River has waived the conditions set forth in clauses (e) and (f) of Section 14 of the Offers to Purchase and that waiver is reflected in the supplements.